                                                                     EXHIBIT 99

                                  MONSANTO COMPANY AND SUBSIDIARIES

                        COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                        (DOLLARS IN MILLIONS)

                                      SIX MONTHS
                                         ENDED
                                       JUNE 30,                     YEAR ENDED DECEMBER 31,
                                    ---------------     -----------------------------------------------
                                     1996      1995      1995       1994      1993     1992        1991
                                    ------     ----     ------     ------     ----     -----       ----
Income from continuing
  operations before provision
  for income taxes..............    $  905     $752     $1,087     $  895     $729     ($174)<F*>  $354<F*>
Add
  Fixed charges.................       117      121        245        182      184       231        233
  Less capitalized interest.....        (4)      (4)       (11)       (10)     (12)      (16)       (24)
  Dividends from
    affiliated companies........         9       --          9          2        5         5          5
Less equity income (add equity
  loss) of affiliated
  companies.....................        (4)     (19)       (17)       (21)     (20)       (1)        (3)
                                    ------     ----     ------     ------     ----     -----       ----
    Income as adjusted              $1,023     $850     $1,313     $1,048     $886     $  45       $565
                                    ======     ====     ======     ======     ====     =====       ====

Fixed charges
  Interest expense..............    $   91     $ 96     $  190     $  131     $129     $ 169       $166
  Capitalized interest..........         4        4         11         10       12        16         24
  Portion of rents
    representative of interest
    factor......................        22       21         44         41       43        46         43
                                    ------     ----     ------     ------     ----     -----       ----
    Fixed charges...............    $  117     $121     $  245     $  182     $184     $ 231       $233
                                    ======     ====     ======     ======     ====     =====       ====

Ratio of earnings to fixed
  charges.......................      8.74     7.02       5.36       5.76     4.82      0.19       2.42
                                    ======     ====     ======     ======     ====     =====       ====

- -------

<F*>Includes restructuring and other unusual items of $699 million and $457 million in 1992 and 1991, respectively. Excluding restructuring and other unusual items, the ratio of earnings to fixed charges would have been 3.22 and 4.39, in 1992 and 1991, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1995, 1994 and 1993.

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